EXHIBIT 99.2

90-92 Main Street, P.O. Box 58

Wellsboro, PA 16901

Phone: (570) 724-3411     Fax: (570) 723-8097

E-Mail: cnemail@cnbankpa.com     Web Page: http://www.cnbankpa.com

Stock Symbol: CZNC

Chartered 1864
FEDERAL DEPOSIT INSURANCE CORP

December 31, 2013	QUARTERLY REPORT

Dear Shareholder:

Citizens & Northern Bank completed 2013 with net income of $18,594,000, a Return on Average Assets (ROAA) of 1.50% and Return on Average Equity of (ROAE) of 10.25%. While the financial results for the past year are lower than the prior year they remain near the top of our peer group. Fourth quarter 2013 net income of $4,225,000 was significantly impacted by establishing an allowance of $1,552,000 on loans to one commercial customer. As reported previously, margin compression continues to challenge our industry as have regulatory changes that affect non-interest income. We continue to aggressively control non-interest expense while pursuing opportunities for additional top-line revenue.

The balance sheet continued to remain relatively flat as the low interest rate environment provided few opportunities to expand the balance sheet without taking undue risk. Trust Assets Under Management (TAUM) increased 12.46% over the past year and the Trust and Financial Management Group revenue grew 4.8%.

Our stock (CZNC) closed the year at $20.63, up 9.15% over the prior year. Dividends were increased to $1.00 per share which represents an increase of 19.05% over the prior year.

Your Board of Directors, officers and employees continue our mission to deliver superior customer service while enhancing shareholder value. As shareholders, we respectfully request your continued support.

Charles H. Updegraff, Jr.

Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION

BOARD OF DIRECTORS

Charles H. Updegraff, Jr. - Chairman

Dennis F. Beardslee	Raymond R. Mattie
Jan E. Fisher	Edward H. Owlett, III
R. Bruce Haner	Leonard Simpson
Susan E. Hartley	James E. Towner
Leo F. Lambert	Ann M. Tyler

CITIZENS & NORTHERN BANK

1-877-838-2517

OFFICES

428 S. Main Street, ATHENS, PA 18810

3 Main Street, CANISTEO, NY 14823

10 N Main Street, COUDERSPORT, PA 16915

111 Main Street, DUSHORE, PA 18614

563 Main Street, EAST SMITHFIELD, PA 18817

104 Main Street, ELKLAND, PA 16920

135 East Fourth Street, EMPORIUM, PA 15834

6250 County Route 64, HORNELL, NY 14843

230-232 Railroad Street, JERSEY SHORE, PA 17740

102 E. Main Street, KNOXVILLE, PA 16928

514 Main Street, LAPORTE, PA 18626

4534 Williamson Trail LIBERTY, PA 16930

1085 S. Main Street, MANSFIELD, PA 16933

612 James Monroe Avenue, MONROETON, PA 18832

3461 Rte.405 Highway, MUNCY, PA 17756

100 Maple Street, PORT ALLEGANY, PA 16743

24 Thompson Street, RALSTON, PA 17763

1827 Elmira Street, SAYRE, PA 18840

2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702

41 Main Street, TIOGA, PA 16946

428 Main Street, TOWANDA, PA18848

Court House Square, TROY, PA 16947

90-92 Main Street, WELLSBORO, PA 16901

130 Court Street, WILLIAMSPORT, PA 17701

1510 Dewey Ave., WILLIAMSPORT, PA 17702

Route 6, WYSOX, PA 18854

TRUST & FINANCIAL MANAGEMENT GROUP

3 Main Street, Canisteo, NY 14823	607-698-4295
10 N Main Street, Coudersport, PA 16915	800-921-9150
1827 Elmira Street, Sayre, PA 18840	888-760-8192
428 Main Street, Towanda, PA 18848	888-987-8784
90-92 Main Street, Wellsboro, PA 16901	888-487-8784
130 Court Street, Williamsport, PA 17701	866-732-7213

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 90-92 Main St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	877-838-2517
www.cnbankpa.com

C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CONDENSED, CONSOLIDATED EARNINGS INFORMATION
(In Thousands, Except Per Share Data) (Unaudited)
	4TH	3RD	4TH	YEARS ENDED
	QUARTER	QUARTER	QUARTER	DECEMBER 31,
	2013	2013	2012	2013	2012
	(Current)	(Prior Qtr)	(Prior Yr)	(Current)	(Prior Yr)
Interest and Dividend Income	$11,885	$12,027	$13,491	$48,914	$56,632
Interest Expense	1,354	1,396	1,900	5,765	9,031
Net Interest Income	10,531	10,631	11,591	43,149	47,601
Provision (Credit) for Loan Losses	1,559	239	(133)	2,047	288
Net Interest Income After Provision (Credit) for Loan Losses	8,972	10,392	11,724	41,102	47,313
Other Income	4,124	4,293	4,327	16,451	16,383
Net Gains on Available-for-sale Securities	266	193	51	1,718	2,682
Loss on Prepayment of Borrowings	0	0	0	1,023	2,333
Other Noninterest Expenses	7,788	8,610	7,954	33,471	32,914
Income Before Income Tax Provision	5,574	6,268	8,148	24,777	31,131
Income Tax Provision	1,349	1,579	2,209	6,183	8,426
Net Income	$4,225	$4,689	$5,939	$18,594	$22,705

PER COMMON SHARE DATA:
Net Income - Basic	$0.34	$0.38	$0.48	$1.51	$1.86
Net Income - Diluted	$0.34	$0.38	$0.48	$1.50	$1.85
Dividend Per Share	$0.25	$0.25	$0.24	$1.00	$0.84
Number Shares Used in Computation - Basic	12,381,093	12,363,887	12,265,100	12,352,383	12,235,748
Number Shares Used in Computation - Diluted	12,415,745	12,396,902	12,283,702	12,382,790	12,260,208

CONDENSED, CONSOLIDATED BALANCE SHEET DATA
(In Thousands, Except Per Share Data) (Unaudited)
	DEC. 31,	SEPT. 30,	DEC. 31,
	2013	2013	2012
ASSETS
Cash & Due from Banks	$44,619	$43,247	$59,836
Available-for-sale Securities	482,658	475,650	472,577
Loans Held for Sale	54	801	2,545
Loans, Net	635,640	641,345	677,053
Intangible Assets	12,029	12,042	12,080
Other Assets	62,695	59,867	62,816
TOTAL ASSETS	$1,237,695	$1,232,952	$1,286,907

LIABILITIES
Deposits	$954,516	$963,465	$1,006,106
Repo Sweep Accounts	3,385	4,833	5,567
Total Deposits and Repo Sweeps	957,901	968,298	1,011,673
Borrowed Funds	93,338	73,405	83,812
Other Liabilities	6,984	10,043	8,636
TOTAL LIABILITIES	1,058,223	1,051,746	1,104,121

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	180,465	178,838	171,783
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on
Available-for-sale Securities	(1,004)	2,520	11,568
Defined Benefit Plans	11	(152)	(565)
TOTAL SHAREHOLDERS' EQUITY	179,472	181,206	182,786
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,237,695	$1,232,952	$1,286,907

CONDENSED, CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Data) (Unaudited)
	YEARS ENDED		%
	DECEMBER 31,		INCREASE
	2013	2012	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$18,594	$22,705	-18.11%
Return on Average Assets	1.50%	1.74%	-13.79%
Return on Average Equity	10.25%	12.91%	-20.60%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,237,695	$1,286,907	-3.82%
Available-for-Sale Securities	482,658	472,577	2.13%
Loans (Net)	635,640	677,053	-6.12%
Allowance for Loan Losses	8,663	6,857	26.34%
Deposits and Repo Sweep Accounts	957,901	1,011,673	-5.32%

OFF-BALANCE SHEET
Outstanding Balance of Mortgage Loans Sold
with Servicing Retained	145,954	100,631	45.04%
Trust Assets Under Management	796,115	707,912	12.46%

SHAREHOLDERS' VALUE
(PER COMMON SHARE)
Net Income - Basic	$1.51	$1.86	-18.82%
Net Income - Diluted	$1.50	$1.85	-18.92%
Dividends	$1.00	$0.84	19.05%
Common Book Value	$14.49	$14.89	-2.69%
Tangible Common Book Value	$13.51	$13.91	-2.88%
Market Value (Last Trade)	$20.63	$18.90	9.15%
Market Value / Common Book Value	142.37%	126.93%	12.17%
Market Value / Tangible Common Book Value	152.70%	135.87%	12.39%
Price Earnings Multiple	13.66	10.16	34.45%
Dividend Yield	4.85%	4.44%	9.23%
Common Shares Outstanding, End of Period	12,390,063	12,274,035	0.95%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	13.66%	13.39%	2.02%
Nonperforming Assets / Total Assets	1.53%	0.82%	86.59%
Allowance for Loan Losses / Total Loans	1.34%	1.00%	34.00%
Total Risk Based Capital Ratio (a)	26.59%	24.01%	10.75%
Tier 1 Risk Based Capital Ratio (a)	25.10%	22.86%	9.80%
Leverage Ratio (a)	13.79%	12.53%	10.06%

AVERAGE BALANCES
Average Assets	$1,237,096	$1,305,163	-5.22%
Average Equity	$181,412	$175,822	3.18%

(a) Capital ratios for the most recent period are estimated.